EQY

FOR FURTHER INFORMATION:
Chaim Katzman, CEO
Howard Sipzner, CFO
Michele Guard, Investor Relations
305-947-1664

FOR IMMEDIATE RELEASE:
July 25, 2001

        EQUITY ONE, INC. REPORTS 17.8% INCREASE IN FUNDS FROM OPERATIONS
                             FOR SECOND QUARTER 2001

NORTH MIAMI BEACH, FL, JULY 25, 2001 - Equity One, Inc. (NYSE: EQY) today reported its operating results for the second quarter and six months ending June 30, 2001.

For the quarter ending June 30, 2001, Total Revenues, Funds from Operations
(FFO) and FFO per share were $9.9 million, $4.5 million and $0.34 per share, increasing 24.3%, 17.8% and 3.0%, respectively, from $8.0 million, $3.8 million and $0.33 per share for the quarter ending June 30, 2000.

For the six months ending June 30, 2001, Total Revenues, Funds from Operations and FFO per share were $19.8 million, $8.9 million and $0.67 per share, increasing 22.8%, 18.8% and 4.7%, respectively, from $16.1 million, $7.5 million and $0.64 per share for the six months ending June 30, 2000.

"The past three months have been extremely productive for Equity One," noted Chaim Katzman, Chairman and CEO. "We executed definitive agreements with Centrefund Realty Corporation to purchase their U.S. subsidiary, Centrefund Realty (U.S.) Corporation, and with United Investors Realty Trust to merge their operations into ours. Operationally, we had a very strong quarter, with an 11.7% increase in same property NOI, and an increase in overall occupancy from 95.3% to 95.5%."

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the "Financial Reports" section in our web site at WWW.EQUITYONE.NET. To be included in our e-mail distributions for press releases and other notices, please send your e-mail address to Michele Guard at MGUARD@EQUITYONE.NET.

ABOUT EQUITY ONE

Equity One, Inc. (NYSE:EQY) is a self-administered, self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio currently consists of 33 properties, primarily located in metropolitan areas of Florida, encompassing 24 supermarket-anchored shopping centers, 1 drug store-anchored shopping center, 2 other retail-anchored shopping centers, 5 commercial properties and 1 development site.

Equity One has also entered into preliminary agreements to acquire Centrefund Realty (U.S.) Corporation, the U.S. subsidiary of Centrefund Realty Corporation, and to acquire United Investors Realty Trust, a Texas-based REIT.

Following the closing of both transactions, Equity One will own a total of 86 properties, primarily located in metropolitan areas of Florida and Texas, encompassing 54 supermarket-anchored shopping centers, 6 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 6 commercial properties and 2 development sites, as well as interests in 6 real estate joint ventures.

NOTE: THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION BASED UPON THE COMPANY'S CURRENT BEST JUDGMENT AND EXPECTATIONS. ACTUAL RESULTS COULD VARY FROM THOSE PRESENTED HEREIN. THE RISKS AND UNCERTAINTIES ASSOCIATED WITH THE FORWARD-LOOKING INFORMATION INCLUDE THE STRENGTH OF THE NEIGHBORHOOD SHOPPING CENTER REAL ESTATE MARKETS, COMPETITIVE MARKET CONDITIONS, GENERAL ECONOMIC GROWTH, INTEREST RATES AND CAPITAL MARKET CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH SECURITIES AND EXCHANGE COMMISSION.

                                EQUITY ONE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  For the three              For the three
                                                   months ended               months ended                 %
                                                  June 30, 2001               June 30, 2000             Increase
                                             -----------------------      --------------------        -------------
                                                   (Unaudited)                (Unaudited)
Total Revenue                                      $     9,932                 $     7,991                24.3%

Net Income                                         $     3,167                 $     2,787                13.6%
     per share (basic)                             $      0.25                 $      0.24
     per share (diluted)                           $      0.24                 $      0.24

Funds from Operations                              $     4,512                 $     3,829                17.8%
     per share (diluted)                           $      0.34                 $      0.33                 3.0%

Weighted average common shares
     basic                                              12,707                      11,480
     diluted                                            13,448                      11,684


                                EQUITY ONE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  For the six              For the six
                                                 months ended              months ended                  %
                                                 June 30, 2001             June 30, 2000              Increase
                                             ----------------------   -----------------------     ----------------
                                                  (Unaudited)              (Unaudited)
Total Revenue                                    $     19,759              $    16,095                  22.8%

Net Income                                       $      6,241              $     5,410                  15.4%
     per share (basic)                           $       0.49              $      0.47
     per share (diluted)                         $       0.48              $      0.47

Funds from Operations                            $      8,867              $     7,463                  18.8%
     per share (diluted)                         $       0.67              $      0.64                   4.7%

Weighted average common shares
     basic                                             12,707                   11,390
     diluted                                           13,326                   11,581


                                EQUITY ONE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                               June 30, 2001                December 31, 2000
                                          ---------------------------   -----------------------------
                                                (Unaudited)
Investments in Real Estate
     (before accumulated depreciation)        $        248,536              $        243,062
Total Assets                                  $        244,419              $        239,042

Mortgage Notes Payable                        $        124,690              $        121,675
Credit Agreement                              $          5,572              $          4,243
Total Liabilities                             $        140,391              $        134,788

Stockholders' Equity                          $        104,028              $        104,254

Total Liabilities and Stockholders'
  Equity                                      $        244,419              $        239,042
